Exhibit XVIII

Joint report from the negotiators of the European Union and the United Kingdom Government on progress during phase 1 of negotiations under Article 50 TEU.

On March 29, 2017 the U.K. government triggered Article 50 of the Treaty on European Union, which officially commenced the process of the U.K.’s withdrawal from E.U. membership. In this context, the European Union and the United Kingdom published on December 8, 2017 a joint report from the negotiators of the European Union and the United Kingdom Government on progress during phase 1 of negotiations under Article 50 TEU on the United Kingdom's orderly withdrawal from the European Union, which includes introductory remarks and the following statement on the European Investment Bank:

“Remarks:
This report is put forward with a view to the meeting of the European Council (Article 50) of 14-15 December 2017. Under the caveat that nothing is agreed until everything is agreed, the joint commitments set out in this joint report shall be reflected in the Withdrawal Agreement in full detail. This does not prejudge any adaptations that might be appropriate in case transitional arrangements were to be agreed in the second phase of the negotiations, and is without prejudice to discussions on the framework of the future relationship.”

“European Investment Bank (EIB)

74. The financial settlement should not disrupt the operational functioning of the EIB as a result of the UK withdrawal in relation to the stock of operations (i.e. loans and other financial instruments) at that point.

75. In this context, the UK will provide a guarantee for an amount equal to its callable capital on the day of withdrawal. This guarantee will be decreased in line with the amortisation of the stock of EIB operations at the date of withdrawal, starting on the date on which the outstanding stock reaches an amount equal to the total subscribed capital on the date of withdrawal and ending on the date it equals the total paid-in capital on the date of withdrawal, both as defined in the EIB statute.

76. The UK share of the paid-in capital will be reimbursed in twelve annual instalments starting at the end of 201911. The UK remains liable for the reimbursed amount of paid-in capital until the outstanding stock of EIB operations equals the total paid-in capital on the date of withdrawal, at which point the liability will start to be amortised in line with the remaining non-amortised operations.

77. Apart from these reimbursements, the EIB will not make any other payment, return or remuneration on account of the withdrawal of the UK from the EIB or on account of the provision by the UK of a guarantee.

78. Any call to the callable guarantee or the paid-in (cash or guarantee) will be “pari-passu” with calls on or payments made by the Member States provided that it is used for covering operations at the withdrawal date or for covering risks (such as ALM (Asset-Liability management) risks or operational risks) attributable to the stock of operations at the date of withdrawal. For other such risks not associated with specific loans and not attributable to the stock of operations built after the date of withdrawal, the UK responsibility will be proportional to the ratio between the stock of outstanding operations and the total amount of operations at the date of the event.

79. The UK will maintain the EIB's privileges and immunities under Protocols 5 and 7 annexed to the Treaties throughout the amortisation of the EIB's stock of operations at the date of withdrawal.

80. The UK considers that there could be mutual benefit from a continuing arrangement between the UK and the EIB. The UK wishes to explore these possible arrangements in the second phase of the negotiations.

81. After the date of withdrawal, UK projects will not be eligible for new operations from the EIB reserved for Member States, including those under Union mandates.”

“11 The first eleven instalments will be EUR 300 000 000 each and the final one will be EUR 195 903 950.”

This document contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties and actual results may differ materially from those contained in any forward-looking statements.